Filed Pursuant to Rule 433
Dated August 11, 2006
Registration Statement No. 333-132201

Issuer:
Toyota Motor Credit Corporation

Structure:			1 Year MTN FRN
Pricing Date:			August 11, 2006
Interest Accrual Date:		August 16, 2006
Settlement Date (T+3):		August 16, 2006
Maturity Date:			August 17, 2007
Ratings:			Aaa/AAA
Cusip:			        89233PZA7
Form of Note:			Registered MTN


Bond Transaction Details

Principal Amount: 		$100,000,000
Pricing Benchmark:		Fed Funds Effective Rate
Reoffer Yield:		        FEDL01 + 4bps
Reoffer Price:		        100.000%
Gross Underwriting Spread:	0.010%
All-In Price to Issuer:		99.990%
All-in Cost:		        Fed Funds + 5bps
Net Proceeds:		        $99,990,000
Interest Reset:		        Daily
Interest Pay Frequency:		Quarterly
First Payment Date:		November 17, 2006
Interest Payment Dates:		17th of each Quarter; final payment
                                on August 17th, 2007
Day Count:		        Actual / 360
Day Count Convention:		Following, Adjusted
Payment Days for Payment
and Reset:		        New York
Determination Date:		Same day, Fed Funds Effective
                                Rate; 2 day lockout
Law:		                New York
Minimum Denominations:		$1,000
Agent:		                Merrill Lynch
DTC Number:		        161







The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-500-5408.